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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934

LTC Properties, Inc.
(Name of Issuer)

Common Stock, par value $.01 per share
(Title of Class of Securities)

502175102
(CUSIP Number)

November 28, 2001
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /  Rule 13d-1(b)

/x/  Rule 13d-1(c)

/ /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section under the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 502175102	13G	Page 2 of 4 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Andre C. Dimitriadis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)	/ /
		(b)	/ /

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES	5	SOLE VOTING POWER 1,050,220 shares

BENEFICIALLY OWNED	6	SHARED VOTING POWER -0- shares

BY EACH REPORTING	7	SOLE DISPOSITIVE POWER 1,100,806 shares

PERSON WITH	8	SHARED DISPOSITIVE POWER -0- shares

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,100,806 shares

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.0%

12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

  (a)
  Name of Issuer: LTC Properties, Inc.

  (b)
  Address of Issuer's Principal Executive Offices:

      300 Esplanade Drive, Suite 1860
      Oxnard, California 93030

Item 2.

  (a)
  Name of Person Filing: Andre C. Dimitriadis

  (b)
  Address of Principal Business Offices or, if none, Residence:

      300 Esplanade Drive, Suite 1860
      Oxnard, California 93030

  (c)
  Citizenship: United States

  (d)
  Title of Class of Securities: Common Stock, par value $.01 per share

  (e)
  CUSIP Number: 502175102

Item 3.  If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

    Not applicable

Item 4. Ownership

  (a)
  Amount beneficially owned: 1,100,806 shares

  (b)
  Percentage of Class: 6.0%

  (c)
  Number of shares as to which the person has

  (i)
  Sole power to vote or direct the vote: 1,050,220 shares

  (ii)
  Shared power to vote or to direct the vote: -0- shares

  (iii)
  Sole power to dispose or to direct the disposition of: 1,050,220 shares

  (iv)
  Shared power to dispose or to direct the disposition of: -0- shares

Page 3 of 4 pages

Item 5.  Ownership of Five Percent or Less of a Class

    Not applicable

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person

    Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
             Security Being Reported on By The Parent Holding Company

    Not applicable

Item 8.  Identification and Classification of Members of the Group

    Not applicable

Item 9.  Notice of Dissolution of Group

    Not applicable

Item 10.  Certification

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 10, 2001
/s/ ANDRE C. DIMITRIADIS Andre C. Dimitriadis

Page 4 of 4 pages

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  Item 1.
  Item 2.
  Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a
  Item 4. Ownership
  Item 5. Ownership of Five Percent or Less of a Class
  Item 6. Ownership of More Than Five Percent on Behalf of Another Person
  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By The Parent Holding Company
  Item 8. Identification and Classification of Members of the Group
  Item 9. Notice of Dissolution of Group
  Item 10. Certification
SIGNATURE